EXHIBIT 5.1


                                   [DPW LOGO]


                                                                 June 10, 2003


International Paper Company
400 Atlantic Street
Stamford, Connecticut 06921

Ladies and Gentlemen:

     We have acted as special counsel to International Paper Company, a corporation duly organized and existing under the laws of the State of New York (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its New 3.80% Notes due 2008 and New 5.30% Notes due 2015 (collectively, the "New Notes") for any and all of its outstanding 3.80% Notes due 2008 and 5.30% Notes due 2015 (collectively, the "Old Notes").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

     Upon the basis of the foregoing and assuming the due execution and delivery of the New Notes, we are of the opinion that the New Notes when duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the Exchange Offer and the Indenture, will be valid and binding obligations of the Company enforceable in accordance with their terms, except
(x) as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights generally and (y) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.


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International Paper Company            2                           June 10, 2003


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the references to us under the caption "Certain United States Federal Income Tax Considerations" and to the reference to us under the heading "Validity of the New Notes" in the prospectus contained in such Registration Statement.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that The Bank of New York, as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

                                             Very truly yours,

                                             /S/ Davis Polk & Wardwell